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Exhibit 99.2

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2002
(in thousands except per share data)

	FIRSTWAVE	CONNECT CARE	PRO FORMA COMBINED STATEMENT OF OPERATIONS
REVENUES
SOFTWARE	$2,934	$976	$3,910
SERVICES	9,785	772	10,557
MAINTENANCE	1,654	918	2,572
OTHER	31	0	31

TOTAL REVENUE	14,404	2,665	17,069
COSTS AND EXPENSES
COST OF REVENUE
SOFTWARE	1,197	156	1,353
SERVICES	3,252	461	3,713
MAINTENANCE	515	354	869
OTHER	31	0	31
			0
SALES AND MARKETING	3,481	444	3,925
PRODUCT DEVELOPMENT	699	266	965
GENERAL & ADMINISTRATION	2,257	980	3,237

TOTAL COSTS AND EXPENSES	11,432	2,661	14,093
OPERATING INCOME/ (LOSS)	2,972	4	2,976
INTEREST INCOME, NET	53	0	53
DIVIDENDS	(252)	0	(252)

NET INCOME/(LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$2,773	$4	$2,777

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	2,150		2,350	(1)

BASIC EARNINGS/(LOSS) PER SHARE	$1.29		$1.18

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	3,153		3,353	(1)

DILUTED EARNINGS/(LOSS) PER SHARE	$0.96		$0.90

(1)
Includes 200,000 shares issued as consideration in the acquisition

  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
  AS OF DECEMBER 31, 2002
  (in thousands)

	FIRSTWAVE	CONNECT CARE	PRO FORMA ADJUSTMENTS	PROFORMA COMBINED BALANCE
CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$3,779	$24		$3,803
ACCOUNTS RECEIVABLES, LESS ALLOWANCE FOR DOUBTFUL ACCOUNTS	2,406	982		3,388
PREPAID EXPENSES AND OTHER ASSETS	664	50		714

TOTAL CURRENT ASSETS	6,849	1,056		7,905
PROPERTY AND EQUIPMENT, NET	738	44		782
SOFTWARE DEVELOPMENT COSTS, NET	2,041	0		2,041
INVESTMENT IN SUBSIDIARY	2,630	0	(2,630)	0
TECHNOLOGY	0	0	300	300
INDEFINITE LIFE INTANGIBLE ASSETS	175	0	2,564	2,739

TOTAL ASSETS	$12,433	$1,100	$234	$13,767

LIABILITIES AND SHAREHOLDERS' EQUITY
ACCOUNTS PAYABLE	909	147		1,056
DEFERRED REVENUE	812	805		1,617
ACCRUED EMPLOYEE COMPENSATION AND BENEFITS	417	301		718
DIVIDENDS PAYABLE	42	0		42
OTHER ACCRUED LIABILITIES	802	81		883

TOTAL CURRENT LIABILITIES	2,982	1,334		4,316

SHAREHOLDERS EQUITY	9,451	(234)	234	9,451

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,433	$1,100	$234	$13,767

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  Exhibit 99.2